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12 89-5P







                   [LETTERHEAD OF INTERMET CORPORATION]


                               PRESS RELEASE

                            INTERMET CORPORATION
                 ADOPTS SHAREHOLDER PROTECTION RIGHTS PLAN


            DETROIT, MI, October 6, 1995 -- The Board of Directors of INTERMET CORPORATION today adopted a Shareholder Protection Rights Plan and declared a dividend of one Right on each outstanding share of Intermet Common Stock. The dividend will be paid to shareholders of record on October 17, 1995.

            The Rights Plan was adopted to enable Intermet to maintain the status quo while it is considering the cash merger proposal by GWM, Inc. and Kelso & Company, L.P. or any other expression of interest it may receive and ultimately to help ensure that all shareholders receive the full value of their investment.

            Until it is publicly announced by the Company that a person or group has acquired 10% or more of Intermet Common Stock (an "Acquiring Person") or a person or group commences a tender offer that will result in such person or group owning 10% or more of Intermet Common Stock, the Rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Thereafter, separate Rights certificates will be distributed and each Right will entitle its holder to purchase Participating Preferred Stock having economic and voting terms similar to those of one share of Common Stock for an exercise price of $40.

            Existing holdings of 10% or more will not trigger the Rights as long as no additional shares are acquired.

            Upon announcement by the Company that any person or group has become an Acquiring Person, then 10 days thereafter (or such earlier or later date as the Board may decide) (the "Flip-in Date") each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights will become void) will entitle its holder to purchase, for the exercise price, a number of shares of Intermet Common Stock having a market value of twice the exercise price. Also, if after an Acquiring Person controls Intermet's Board of Directors, Intermet is involved in a merger or sells more than 50% of its assets or earning power (or has entered an agreement to do any of the foregoing) and, in the case of a merger or similar transaction, the transaction is with the Acquiring Person or the Acquiring Person will receive different treatment than

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all other shareholders, each Right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the Acquiring Person having a market value of twice the exercise price. If any person or group acquires between 10% and 50% of Intermet Common Stock, Intermet's Board of Directors may, at its option, exchange one share of Intermet
Common Stock for each Right which has not become void.

            The Rights may generally be terminated by the Board of Direc-tors without any consideration to holders of Rights prior to the Flip-in Date.

            John Doddridge, Chairman of the Board and Chief Executive Officer of Intermet, stated, "The Rights Plan is not intended to and will not prevent a takeover of Intermet at a full and fair price. However, the Rights may cause substantial dilution to a person or group that acquires 10% or more of the Common Stock unless the Rights are first terminated by the Board of Directors of the Company. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Company and its shareholders because the Rights can be terminated without cost prior to a triggering event.

            "The Rights Plan does not in any way weaken Intermet's financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to Intermet or its shareholders and will not change the way in which Intermet shares are traded."

            A letter to shareholders regarding the Rights Plan and a summary of certain terms of the Rights Plan will be mailed to shareholders.

            Intermet also announced that it had amended its by-laws to raise the percentage of shares necessary to call a special shareholders meeting from 20% to 50% and to require advance notice of shareholder proposals and nominations for directors.

            Intermet is a publicly held company whose shares are traded on NASDAQ under the symbol INMT. Intermet is a leading independent manufacturer of precision castings, which are used primarily in passenger cars and light trucks.

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            For additional information, contact:

            James W. Rydel
            Intermet Corporation
            (810) 952-1503